                                                                   EXHIBIT 10.22

                              OPERATING AGREEMENT
                                      FOR
                    MINNESOTA MEDICAL COMMUNICATION NETWORK
                           LIMITED Liability COMPANY


     THIS OPERATING AGREEMENT ("Agreement") is made and entered into as of November 1, 1993, by and between BLUE CROSS AND BLUE SHIELD OF MINNESOTA, a Minnesota corporation ("BCBSM") and INTEGRATED MEDICAL SYSTEMS INC., a Colorado corporation ("IMS"). The parties hereto are sometimes hereafter individually referred to as "Member" and collectively referred to as "Members", which terms shall include any other person or entity from time to time admitted to the Company, as hereafter defined, in accordance with the terms and conditions of this Agreement.

     THIS AGREEMENT is made and entered into with reference to the following facts:

     A. IMS has developed and owns proprietary, computer software operating on various types of computers that supports the transmission of, text, voice, graphics, images and other data, as hereafter defined, and has developed business plans, concepts and other proprietary ideas and technology for the operation of medical communication networks using IMS computer software.

     B. IMS has formed Minnesota Medical Communication Network Limited Liability Company ("Company"), a limited liability company formed under the laws of Colorado and, upon appropriate approval by law, authorized to conduct business in Minnesota, and has granted an exclusive license to Company for use of its proprietary business rights and related computer software in the Exclusive Territory, as hereafter defined.

     C. BCBSM is a major participant in and is familiar with the Minnesota healthcare market and knows of or has developed relationships with healthcare consumers, hospitals, physicians, employers, insurance companies and other healthcare related entities.

     D. IMS and BCBSM, in exchange for their respective good and valuable considerations to each other as hereafter defined, wish to enter into a joint venture to develop, own and operate Company as a for-profit medical communication network business in the Exclusive Territory.

     E. BCBSM and IMS desire to set forth their intentions and agreements with respect to the development, ownership and operation of Company as a joint venture between the Members.

     NOW, THEREFORE, in consideration of the recitals, covenants, conditions and agreements contained herein, the parties agree as follows:

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     1.  Definitions.  For purposes of this Agreement and in addition to the terms otherwise defined herein the following terms shall have the meanings as set forth below:

     1.1. ComCenter(TM) Hardware. "ComCenter (Communications Center) Hardware" refers to the message switching computer(s) on which the ComCenter Software runs. Such hardware is part of the Digital Equipment Corporation ("DEC') VAX family of computers.

     1.2 ComCenter Software. "ComCenter Software" shall mean the computer software developed and owned by IMS that supports and facilitates the transmission of data, text, voice, graphics, images and other data, and which resides on and is operated on the ComCenter hardware.

     1.3. ComCenter System. "ComCenter System" refers to the ComCenter Software and ComCenter Hardware together.

     1.4. Company. "Company" refers to "Minnesota Medical Communication Network Limited Liability Company", a limited liability company formed under the laws of Colorado and registered to conduct business in Minnesota, to be developed, owned and operated by the Members as a joint venture between the Members.

     1.5. Exclusive Territory. "Exclusive Territory" shall mean all of the state of Minnesota.

     1.6. IMS-Net(TM) Software. The "IMS--Net Software" shall mean the computer software developed and owned by IMS which includes the PC-Com Software, RELAY Software, ComCenter Software and other software, which interact with the ComCenter Hardware and remotely located computers and their operating systems to form a complete and functioning network by which medical and other information and data, text, voice, graphics and images can be transmitted, shared, stored and accessed.

     1.7. Licensed Software. "Licensed Software" shall mean the IMS-Net Software and that portion of the Synergy Series Software owned outright by IMS, together with any and all subsequent modifications, revisions, improvements, enhancements or updates made by IMS in such software, and all of which has been licensed to Company by IMS through the Software License Agreement referred to herein.

     1.8. Local Sponsor. "Local Sponsor" shall mean any individual or entity desiring to use a Network to receive and/or disseminate information from or to a particular group of Network users and who or which agrees to pay fees to a Network for the right to use a Network.

     1.9. National Sponsor. "National Sponsor" shall mean any individual or entity desiring to use a Network, and any other networks operated by IMS or an

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affiliate of IMS, to receive and/or disseminate information from or to network users and who or which agrees to pay fees for the right to use the networks.

     1.10. Network. "Network" shall mean one or more electronic medical communication networks to be owned and operated in the Exclusive Territory by the Company, which utilizes IMS-Net software to permit text, voice, graphics, images and other data to be transmitted between and among physicians, hospitals, clinical laboratories, pharmacies, managed care organizations, insurance companies, other payors, employers and other individuals or entities.

     1.11. PC-Com(TM) Software. "PC-Com Software" shall mean the computer software developed and owned by IMS which supports and facilitates the transmission of text, voice, graphics, images and other data from (or to) a Network user's computer to (or from) the ComCenter System, and which acts as a user interface between a Network user and a Network, and which operates on a user's International Business Machines ("IBM") or compatible personal computer ("PC") or other computer.

     1.12. RELAY(TM) Software. "RELAY Software" shall mean the computer software developed and owned by IMS which supports and facilitates the transmission of text, voice, graphics, images and other data from a host computer system to the ComCenter System, and which acts as an automatic interface between a host computer system and a Network, and which operates on PCs or other computers.

     1.13. Subscriber or Network Subscriber. "Subscriber" or "Network Subscriber" shall mean physicians and other members of the healthcare community who use a Network and with whom Local and National Sponsors pay to communicate over one or more networks.

     1.14. Synergy Series(TM) Software. The "Synergy Series Software" shall mean the computer software, portions of which were developed and are owned by IMS, and portions of which IMS possesses and uses pursuant to one or more perpetual licenses under which IMS has the right to use and to sub-license, which includes practice support software intended primarily for use by persons or entities who use a Network, and which includes such capabilities as "Word-Pro(TM)" word processing, "Clinical Manager" clinical data management, "RX-Manager(TM)" drug therapy management and "CME-Manager(TM)" continuing medical education management.

     2.  Business and Purpose of Company.

     2.1. Purpose. The purpose of Company is to establish and operate, and facilitate the rapid growth of, one or more for-profit Networks in the Exclusive Territory, with the intent that such Networks shall become the recognized standard for medical communication in the Exclusive Territory, to improve the efficiency and effectiveness of communication related to health care delivery among all hospitals, labs, pharmacies, payors, managed care and other medical facilities and physicians, and other licensed health care professionals with privileges to utilize such facilities,

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

and other providers, payors, individuals and entities with a bona fide interest in communicating with such other participants, including BCBSM.

     2.2. Scope of Powers. Company shall be engaged in all such activities related to its purpose, including marketing, sales, administration, Network operations and management, consulting, and installation, education, training, service and support of Local Sponsors, National Sponsors and Subscribers. In furtherance of its business, Company shall have and may exercise all the powers now or hereafter conferred by applicable law, and shall do any and all things related or incidental to its business as fully as natural persons might or could do by applicable law.

     3.  Formation of Company, Members.

     3.1. Formation and Controlling Law. IMS certifies that on October 18, 1993, Articles of Organization of Company as a wholly owned affiliate of IMS, a copy of which is attached as Exhibit A-1 hereto and hereby incorporated herein, were executed and, on October 18, 1993, filed with the office of the Colorado Secretary of State under the provisions of the Colorado Limited Liability Company Act (C.R.S. 7-80-101, et seq.), as amended, which, in conjunction with Colorado case law relating thereto, shall be the controlling law for purposes of this Agreement and shall be utilized in this or any other jurisdiction for purposes of construing the terms and conditions contained herein.

     3.1.1. This Agreement shall be the Operating Agreement of Company, as may be amended from time to time and as permitted herein, and as referenced in the Articles of Organization, and hereby replaces the interim Operating Agreement established by Company on October 20, 1993, a copy of which is attached as Exhibit A-2 hereto.

     3.2. Authority in Minnesota. IMS certifies that on October 18, 1993, an Application For Registration As A Foreign Limited Liability Company, a copy of which is attached as Exhibit A-3 hereto, was executed and submitted to the office of the Minnesota Secretary of State under the provisions of Minnesota Code 322B.90. IMS further certifies that on October 18, 1993, Certificates of Assumed Business Name, copies of which are attached as Exhibit A4 hereto, were executed and submitted to the office of the Minnesota Secretary of State under the provisions of Minnesota Code 322B.90.

     3.3. Filing of Certificates. IMS shall file and publish all such certificates, notices, statements or other instruments required by law for the formation and operation of a limited liability company in all jurisdictions where Company may elect to do business.

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     3.4.  Duration of Company.  The duration of Company shall be the maximum allowed by law, which is thirty (30) years from its date of organization, unless dissolved earlier in accordance with the provisions of this Agreement and applicable law.

     3.5. Fiscal Year. Except for the Company's first and last fiscal years, the fiscal year of the Company shall start on January 1 and end on December 31.

     3.6. Name of Company. The name of Company shall be "Minnesota Medical Communication Network Limited Liability Company", d/b/a "Minnesota Medical Communication Network", d/b/a "Minnesota MedCom", or such other name as the Members may from time to time designate. The Members shall cause to be filed, on behalf of Company, such certificates of assumed or fictitious names as may from time to time be required by law.

     3.7. Place of Business of Company. The principal place of business of Company shall be at a Minnesota location consistent with the purpose and business activities of Company, said location to be selected promptly upon execution of this Agreement, and until such time the business of Company shall be conducted from the addresses of the Members.

     3.8. Members Names and Addresses. The names and addresses of the Members, along with the titles of the persons to whom notices should be sent, are:

Integrated Medical Systems, Inc.
15000 West Sixth Avenue, Ste. 400
Golden, Colorado 80401
Attention: Senior Vice President and CFO

and

Blue Cross and Blue Shield of Minnesota
3535 Blue Cross Road, W381
St. Paul, Minnesota  86184-0178
Attention: Senior Vice President and CFO

     3.9. Members Rights. Members shall have all of the rights granted under the Colorado Limited Liability Company Act, subject to the provisions of this Agreement.

     3.10. Transfer of Interest. Except for the transfer of ownership interest provisions in Section 4, no Member may sell, exchange, encumber, hypothecate, assign, transfer or otherwise dispose of any portion of its ownership interest in Company, or its right to receive any share of distributions as described herein, without the unanimous consent of the Members.

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     3.11.  Additional Members.  Except for the provisions in Section 4, no additional Member may be added to Company without the unanimous consent of the Members.

     4.  Contributions, Purchases.  Ownership of Members.

     4.1. IMS Contribution to and Interest in Company. IMS and Company have executed the Software License Agreement, a copy of which is attached as Exhibit B hereto and hereby made a part of this Agreement, which provides to Company an exclusive and perpetual license in the Exclusive Territory to IMS' proprietary concepts, trade secrets, techniques, business plans and other acumen developed by IMS for the purpose of commercializing medical communication networks, and to the Licensed Software, and including the escrow of said software which provides for the survival of Company's licensed rights in the event of IMS' bankruptcy, non-performance or substantial discontinuance of business, as more fully set forth in Exhibit B hereto. BCBSM hereby acknowledges and accepts the rights of University of Minnesota Hospital and Clinic under a pre-existing agreement with IMS as described in Exhibit B hereto. Upon the execution of this Agreement and pursuant to Section 4.2 herein, IMS shall then have a ninety percent (90%) ownership interest in Company.

     4.2. BCBSM Purchase of Interest in Company. BCBSM is hereby purchasing, from IMS, a ten percent (10%) ownership interest in Company for $500,000, payable in three installments as follows:

               (i) $50,000 shall be paid, by check to IMS, upon the execution of this Agreement.

               (ii) $300,000 shall be paid, by check to IMS, upon the completion of registration of Company in Colorado and registration and qualification to conduct business in Minnesota; approval by BCBSM's Board of Trustees pursuant to Section 4.2.4; and election of Company's officers and Board of Managers ("Board"), as hereafter defined, at which time a certificate representing BCBSM's ten percent (10%) ownership interest in Company shall be provided to BCBSM. For purposes of this Agreement, this payment by BCBSM and delivery of certificate by IMS shall constitute the closing ("Closing") of BCBSM's purchase of interest in Company.

               (iii) $150,000 shall be paid, by bank wire transfer to IMS, upon completion of Company's first year business plan and budget with revenue and cost projections, occupation of its Minnesota place of business, and commencement of operation of the ComCenter System.

     4.2.1. The Members hereby agree that time is of the essence in completing these conditions for payment, and will mutually take all reasonable actions to complete these conditions as promptly as reasonably possible.

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          4.2.2  In the event that these conditions cannot be completed due to non-performance by IMS, its products or services, or other circumstances within the control of IMS, then BCBSM shall have the right to terminate this Agreement, and IMS shall then, within ninety (90) days of receiving written notice from BCBSM and provided IMS cannot within that time remedy the completion of said conditions, return any payments made to IMS under this Agreement. BCBSM shall then have no portion of ownership interest in Company, and shall promptly return its ownership certificate in Company to IMS.

          4.2.3. In the event that these conditions cannot be completed due to non-performance by BCBSM, or other circumstances within the control of BCBSM, then IMS shall have the right to terminate this Agreement and, provided that BCBSM cannot remedy the completion of said conditions within ninety (90) days of receiving written notice of termination from IMS, retain the first payment as liquidated damages and return any other payments made to IMS under this Agreement. BCBSM shall then have no portion of ownership interest in Company, and shall promptly return its ownership certificate in Company to IMS.

          4.2.4. In the event that BCBSM's Board of Trustees does not give its final approval of this Agreement by December 10, 1993, then this Agreement shall be terminated effective immediately. BCBSM shall then have no portion of ownership interest in Company. IMS shall then credit the first payment to the first year's Annual Network Fee to be paid by BCBSM under the provisions of the Network Services Agreement as described in Section 9.1, after deducting actual and reasonable expenses incurred by IMS in connection with the formation and organization of Company.

          4.3. Option for Additional Transfer of Interest. IMS and BCBSM hereby agree to the following additional provisions for changes to their respective interests in Company.

          4.3.1. IMS hereby provides BCBSM with the option to purchase up to an additional thirty-nine percent (39%) ownership interest in Company from IMS, in increments of and at a purchase price of $50,000 per one percent (1%), at any time during the first six months from execution of this Agreement, said purchase to be made by bank wire transfer to IMS within said period of time, at which time IMS shall then, within thirty (30) days from receipt of same, issue and deliver additional certificates representing said incremental ownership interest.

          4.3.2. IMS further provides BCBSM with the right to defer purchase of up to fifteen percent (15%) of the ownership interest option provided in Section 4.3.1, to any time during months six through twelve from execution of this Agreement, said deferred purchase to be made in increments of and

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at a purchase price of $50,000 per one percent (1%), to be made by bank wire transfer to IMS within said period of time, at which time IMS shall then, within thirty (30) days from receipt of same, issue and deliver additional certificates representing said incremental ownership interest.

          4.3.3. In consideration for the provisions to BCBSM of Sections 4.3.1 and 4.3.2, IMS shall have the right, and BCBSM hereby gives its advance consent as a Member, at any subsequent time during the term of this Agreement and after the provisions of Sections 4.3.1 and 4.3.2 have expired, to sell any amount of the remaining portion of BCBSM's ownership option not exercised or exercisable by BCBSM to other parties at prices to be established by IMS at such time.

          4.3.4. In further consideration for the provisions to BCBSM of Sections 4.3.1 and 4.3.2, BCBSM hereby agrees to use its best efforts and diligence in cooperating with IMS at senior management and other levels of personnel, to attract both Subscribers, Local Sponsors and National Sponsors to the Network, including BCBSM executive involvement in recruiting other healthcare entities such as hospitals, introductions of IMS and Company by BCBSM senior management to counterparts at other potential sponsoring entities known to BCBSM, accommodating site visits and demonstrations at BCBSM facilities, participation in presentations to and meetings with prospective sponsoring entities and Subscribers, cooperative publicity and the like.

          4.3.5. At the closing of BCBSM's purchase of any additional ownership interest in Company pursuant to Section 4.3, IMS will certify in writing that all warranties and representations provided to BCBSM at the first Closing are still true and correct, or if not true and correct, IMS will make full disclosure to BCBSM of any and all material changes since the date of the last closing. IMS shall further repeat the warranties provided in Section 12.2.15 in connection with the new closing. IMS will further certify at the time of any such closing that it has not knowingly failed to fully disclose to BCBSM any and all facts known to IMS that IMS knows or reasonably should know would render false any material statement, or statement of material fact, in any representation or warranty made by Company or IMS in connection with any such purchase.

     5.  Capital Contributions and Sources of Funds.

          5.1. Capital Contributions of Members. The Members shall have no obligation to make any capital contributions to Company at any time.

          5.2. Sources of Funds. It is the intent of the Members that adequate funding of the financial requirements of Company shall be derived from Local Sponsor and National Sponsor fees, the first source of which shall be from BCBSM as the charter Local Sponsor of the Network under the terms and conditions of the

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Network Services Agreement to be executed between BCBSM and IMS. The Members shall direct Company, through the Board, to manage the Company's growth in a manner consistent with this intent.

          5.3. Additional Contributions. Additional contributions shall be made only with the consent of the Members.

          5.4. No Dilution of Equity. No Member's portion of its ownership interest in Company shall be diluted by virtue of any financial provisions as described in this Section 5.

     6.  Consolidation and Allocation of Profits and Losses.

          6.1. Consolidation of Results. IMS shall be entitled to consolidate the financial results of Company by virtue of its majority ownership interest in Company.

          6.2. Profits and Losses. All Company profits and losses shall be determined using generally accepted accounting principles, consistently applied. All Company losses shall be allocated pro rata according to the ownership interests of the Members. All Company profits, following the recovery of cumulative net losses, shall be allocated pro rata according to the ownership interests of the Members.

          6.3. Federal Tax Allocation. Except as otherwise required hereunder or as otherwise provided by the Code and the rules and Treasury Regulations, for federal income tax purposes, each item of income, gain or credit, and each item of loss or deduction entering into the computation of the Members' taxable income shall be allocated to the Members on the same basis as profits and losses are allocated to the Members for book purposes.

          6.3.1. Tax Election. Upon the purchase of interest in Company, the purchasing Member, including BCBSM, may elect, pursuant to Section 754 of the Code, to adjust the basis of the Company's property as allowed by Sections 734(b) and 743(b) of the Code. Any election so made will be filed with Company's tax return for the first taxable year to which the election applies.

          6.4. Allocations Respecting Contributed Assets. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income gain, credit, loss and deduction with respect to any asset contributed to the capital of Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to Company for federal income tax purposes and its initial Adjusted Asset Value. In the event the Adjusted Asset Value of any Company asset is adjusted pursuant to the terms of this Agreement, subsequent allocations of income, gain, credit, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Adjusted Asset Value in the

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same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

          6.5.  Capital Accounts and Balances.  A separate capital

account shall be maintained for each Member. Each Member's capital account shall be zero at the commencement of this Agreement and after completion of the transactions described in Sections 4.1 and 4.2. The capital accounts are to be maintained in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv). In the case of the distribution of property which is subject to any special allocation, the credit or debit to the capital account shall occur as if the property had been sold for its then fair market value. No Member shall be entitled to receive interest on its capital account, and none shall be paid.

               6.5.1.  Each Member's capital account shall be credited with:

               (i) any contributions of cash to the capital of Company;

               (ii) its allocable share of Company profits determined as set forth in Section 6.2;

               (iii) additional capital contributions made by it, if any; and

               (iv) the amount of any Company liabilities that are assumed by it or that are secured by any Company property distributed to it.

               6.5.2.  Each Members's capital account shall be debited with:

               (i) its allocable share, if any, of Company losses;

               (ii) the amount of any withdrawals by or distributions to it by Company; and

               (iii) the amount of any of its liabilities that are assumed by Company or that are secured by any property contributed by it to Company.

          6.6. Distributions of Available Cash. The Company shall make cash distributions to Members only out of profits as determined and allocated under
Section 6.2. Distributions, if available, shall be made within 60 days following the end of each calendar year. It is the intent of the Members to make such distributions, if available, at least equal to the current year's taxes on the previous year's allocated net income from Company operations. The Board may authorize such other cash distributions from time to time, if available and as agreed to, and consistent with cash needs for the on-going operation and growth of Company.

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          6.7.  General.  The respective interests of the Members in the profits and losses of Company shall remain as set forth above unless changed by amendment to this Agreement or by approval of the Board.

     7.  IMS Services on Behalf of Company.

          7.1. IMS Services. IMS shall provide certain services on behalf of Company regarding the general business, affairs and certain management of Company. IMS shall serve, with the powers described below, until it resigns or is replaced pursuant to the agreement of the Board or other provisions herein.

          7.2. Management Services Agreement. The duties, rights, responsibilities, obligations and authority of IMS and Company regarding the provision of certain services by IMS on behalf of Company shall be as set forth in the Management Services Agreement executed between IMS and Company, a copy of which is attached as Exhibit C hereto and hereby incorporated into this Agreement.

          7.3. Approval of Certain Actions. Notwithstanding the foregoing, the authority of IMS to provide certain services on behalf of Company shall be subject to the approval of the Board in certain matters which are described in this Agreement and in the Management Services Agreement, and, in addition or including, the following matters:

          (a) Actions with respect to the purchase, sale or lease of real estate and other significant assets on behalf of Company;

          (b) Payment of fees or other compensation to employees, officers or directors of Members, or other persons, which compensation is not contemplated by the budget of Company or is not fair value for services actually provided to Company;

          (c) Distribution of dividends or surplus by Company to the Members or other distributions or payments of cash other than in accordance with this Agreement or the Management Services Agreement;

          (d) Participation in any business venture not contemplated by this Agreement, or any extraordinary expense or purchase of capital items exceeding $50,000 in any 12 month period, which expense or purchase is not contemplated by the Board-approved budget of Company; and

          (e) Payment by Company to IMS or any affiliate or subsidiary thereof of a management fee, home office fee, or any extraordinary fee not specifically provided in this Agreement or contemplated by the Board approved budget of Company;

          (f) Termination and Dissolution of Company, except as otherwise provided herein.

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          (g) Approval of Company's annual budget.

     8.  Board of Managers.  Officers.  Decisions.

          8.1. Board of Managers. The business and affairs of Company shall be directed by its Board of Managers, and the Members of Company hereby authorize the Board to act on their behalf and represent their interests with respect to this Agreement and the Company, except as otherwise may be provided herein.

          8.1.1. Number. Tenure. Voting Privileges. There shall initially be up to five (5) voting members of the Board, of which one shall be appointed by BCBSM and up to four shall be appointed by IMS. If and when BCBSM elects to acquire at least thirty percent (30%) additional ownership interest in Company under the provisions of Section 4.3, there shall then be two members of the Board appointed by BCBSM and three appointed by IMS. The vote of each such member of the Board shall have a vote equivalent to the total ownership interest in Company owned by his or her Member divided by the total number of members of the Board appointed by his or her Member. If and when BCBSM elects to acquire thirty-nine percent (39%) additional ownership interest in Company under the provisions of Section 4.3, then for the purposes of voting only, BCBSM shall be considered to have a fifty percent (50%) ownership interest in Company. Each Member hereby agrees to accept the other Member's appointments. Each such member of the Board shall serve until his/her resignation or until his/her successor shall have been appointed by the respective Member. Vacancies of such members shall be filled by notice, to the Board, by the respective Member. The number, tenure and voting privileges of the Board may not be modified without the unanimous written consent of the Members, unless BCBSM does not elect to acquire thirty-nine percent (39%) additional ownership interest in Company under the provisions of Section 4.3, in which case if IMS sells any unexercised portion of BCBSM's ownership option to one or more parties, BCBSM and IMS hereby agree to modify this Section 8.1.1 to permit similar Board participation by an additional Member or Members represented by said parties and their respective ownership interests.

          8.1.2. Initial Board. Prior to the execution of this Agreement, the initial Board consisted of:

                1.  Charles I.  Brown

                2.  Kevin R.  Green

                3.  William B.  Hein

Upon the execution of this Agreement, the Board shall consist of:

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                1.  Charles I.  Brown, IMS appointee

                2.  Kevin R.  Green, IMS appointee

                3.  William B.  Hein, IMS appointee

                4.  Norman C.  Storbakken, BCBSM appointee

The Members shall have such rights and perform such duties as are contemplated for the Board until such time as the individual members of the Board have accepted their appointment.

          8.1.3. Regular Meetings. The first meeting of the Board shall take place within thirty (30) days of execution of this Agreement. An annual meeting of the Board shall take place each year no later than April 30 of each year.
The Board shall provide, by resolution, the time and place for the holding of such other regular meetings as they decide upon without other notice than such resolution.

          8.1.4. Special Meetings. Special meetings of the Board may be called by or at the request of any member of the Board or the President.

          8.1.5. Governance at Meetings. In addition to the provisions of voting and other provisions of this Agreement, provisions of the Colorado Limited Liability Company Act shall govern actions taken in the conduct of any meeting.

          8.1.6. Telephone Participation at Meetings. One or more members of Board, or other designated persons, may participate in a meeting by means of conference telephone or similar equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

          8.1.7. Notice of Meeting. Notice of any special meeting shall be given at least two (2) days previous thereto by written notice delivered personally, mailed, faxed, or otherwise delivered to each Board member at his or her business address. Any Board member may waive notice of any meeting whether before, at or after the meeting.

          8.1.8. Quorum. Manner of Acting. At least one member of Board appointed by each Member must be present at a meeting and, in such cases where a majority of the members fixed by Section 8.1.1 are present, shall constitute a quorum for the transaction of or voting on issues pertaining to Company. An act of the majority of the voting members present at a meeting at which a quorum is present shall be an act of the Board. Any member of Board may delay an action to vote if all voting members are not present at a meeting, provided however, that such delay shall not exceed thirty (30) days from the date of said meeting without the unanimous written consent of the Members.

          8.1.9. Presumption of Assent. A voting member who is present at a meeting at which action on any matter is taken is deemed to have assented to the action taken unless (a) he/she objects at the beginning of such meeting to the holding of the meeting or the transacting of business at the meeting; (b) he/she contemporaneously requests that his/her dissent from the action be entered in the minutes of the meeting; or (c) he/she gives written notice of his/her dissent to the presiding officer of the meeting before its adjournment or to the Secretary of Company immediately after adjournment of the meeting. The right of dissent as to a specific action taken in a meeting is not available to a voting member who votes in favor of such action.

          8.1.10. Informal Action by Members of Board. Any action required or permitted to be taken at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each voting member of the Board, and delivered to the Secretary of Company for inclusion in the minutes or for filing with Company's records. Action thus taken is effective when all voting members have signed the consent, unless the consent specifies a different effective date. Such consent has the same force and effect as a unanimous vote of the Board and may be stated as such in any document.

          8.1.11. Compensation of Board. Except for the payment of expenses, if any, of attendance at each meeting, there shall be no other compensation to the members of the Board. Notwithstanding the foregoing, no member is precluded from serving the Company in any other capacity and receiving compensation therefor.

          8.1.12. Chairman of Board. One member of the Board shall be appointed annually by the Board as its Chairman. If BCBSM elects to acquire thirty-nine percent (39%) additional ownership interest in Company under the provisions of Section 4.3, such appointment shall alternate each year between appointees of BCBSM and IMS, unless this provision is waived by the Board. The Chairman, when present, shall preside at all meetings of the Board and shall perform all duties as may be prescribed by the Board from time to time.

          8.2. Officers of Company. The Board shall appoint officers of Company which shall consist of at least a President, Secretary and Treasurer. The offices of Treasurer and Secretary may be held by one person. The officers of Company shall be appointed annually at the annual meeting. Each officer shall hold office until his/her successor shall have been duly elected or until death, resignation or removal in the manner hereafter provided. The officers of Company shall perform all duties as are contemplated in the performance of the Management Services Agreement and in general perform all of the duties incident to their offices and other such duties as from time to time may be assigned by the Board.

          8.2.1. Initial Officers. Prior to the execution of this Agreement, the initial officers were:

                President: Kevin R.  Green

                Secretary: William B.  Hein

                Treasurer: Charles I.  Brown

Upon execution of this Agreement, all positions of officers of Company shall be vacant. The Board shall then take such steps as appropriate to appoint officers of Company, and shall have such rights and perform such duties as are contemplated for the officers of Company until such time as the officers are appointed.

          8.2.2. Removal. Vacancies. Any officer may be removed by the Board whenever in its judgment the best interests of Company would be served thereby. A vacancy in any office may be filled, under the provisions herein, for the unexpired portion of the term.

          8.2.3. President. The President shall be the chief executive officer of Company and, subject to the Board, shall in general supervise and control all business and affairs of Company according to the Management Services Agreement. The President shall, when present, preside at any meeting of the Board in the absence of the Chairman.

          8.2.4. Employment. Compensation. Compensation of the President, although anticipated to be provided by IMS and charged under the Management Services Agreement, shall be subject to the approval of the Board. Other officers, who are employees of a Member and whose duties to Company are on an occasional basis, shall not be directly compensated for their duties by Company, but such Member shall be reimbursed by Company for the services of such employees under allocated charges, whether or not specifically covered under the Management Services Agreement, provided if such reimbursement has not been contemplated by the Board-approved budget, it shall be subject to Board approval.

          8.3. Inspection. The books, accounts and records of Company shall be open to inspection by any member of the Board at all times.

          8.4. Personal Liability. Unless specifically undertaken or required by the Colorado Limited Liability Company Act, or other applicable law, no Member, member of the Board or officer of Company shall have personal liability for the debts and obligations of Company.

     9.  Miscellaneous Responsibilities of the Members.

          9.1. Network Services Agreement. Coincident with the execution of this Agreement, IMS and BCBSM shall execute the Network Services Agreement, a copy of which is attached as Exhibit E hereto, and BCBSM shall make payment, by check made out to Company ("Minnesota Medical Communication Network LLC") in the amount of $100,000, for its first quarterly portion of the Annual Network Fee thereunder.

          9.2. Assignment of Agreements. Coincident with the execution of this Agreement, IMS and Company shall execute Assignment Agreements, copies of which are attached as Exhibits D-1 and D-2 hereto and hereby made a part hereof, assigning to Company IMS' Network Services Agreement with BCBSM and IMS' present agreement with University of Minnesota Hospital and Clinic.

          9.3. National Sponsor Expenses and Revenues. IMS shall be solely responsible for funding all expenses associated with the national marketing, servicing and billing of National Sponsors. IMS shall receive all Network revenues from National Sponsors and, after deducting twenty-five percent (25%) of such revenue as its compensation, shall promptly transmit the balance to Company. BCBSM shall use its best efforts to assist IMS and Company in recruiting such National Sponsors which may exist within the Exclusive Territory.

          9.4. Improvements by IMS. IMS shall make available to Company, at no cost, any improvements in the technology or business practices developed by IMS, or reasonably available to IMS through its affiliated entities, which would improve the operation of Company or Network.

          9.5. Improvements by Company. Any improvements in technology developed by Company at its expense shall be owned by Company, provided that IMS shall have a perpetual nonexclusive license authorizing IMS to incorporate such improvements into IMS software marketed or licensed outside the Exclusive Territory, at reasonable agreed upon terms, conditions and fees as approved by the Board.

          9.6. Improvements by Other Members. Any improvements in technology or other technology owned or developed by a Member other than IMS, and provided to Company at said Member's expense shall be owned by said Member, provided that Company and IMS shall have the right to negotiate in good faith with said Member to obtain nonexclusive licenses authorizing Company and IMS to incorporate such improvements or other technology into IMS software marketed or licensed within and outside the Exclusive Territory, at reasonable agreed upon terms, conditions and fees as approved by the Board, said Member and IMS.

          9.7. Network Pricing. IMS, by virtue of the Management Services Agreement, its business expertise in the affairs of Company, its reasonable need for consistency among its owned or affiliated networks outside the Exclusive Territory, and its contractual obligations in certain cases to maintain certain minimum pricing, shall provide guidelines to Company for setting the prices of standard Network services and products to be offered by Company, said standard services being the same that IMS or its affiliated networks provide outside the Exclusive Territory. Notwithstanding the foregoing, Company, through the Board, shall have the right to approve or modify such pricing charged by Company, provided that Company shall take no action that would violate certain minimum pricing obligations of IMS based on evidence provided by IMS. Company, through the Board, shall be responsible for setting the prices of non-standard Network services and products, if any, that may be developed and offered by Company in the Exclusive Territory.

          9.8. Member Liabilities to Company and Each Other. No Member, including any of its employees, officers or directors serving as a member of the Board or officer of Company, shall be liable to any other Member or the Company because any taxing authorities disallow or adjust any deductions or credits in Company income tax returns. In addition, the doing of any act or the omission to do any act by any Member, the effect of which may cause or result in loss or damage to Company or a Member, if done in good faith and otherwise in accordance with the terms of this Agreement, shall not subject such Member to any liability. Company will indemnify and hold harmless each Member and its successors and assigns from any claim, loss, expense, liability, action or damage resulting from any act or omission in connection with Company including, without limitation, reasonable costs and expenses of litigation, except where the same is due to or arising out of the fraud, bad faith or negligence of the indemnified Member.

          9.9. IMS Repurchase of Another Member's Ownership Interest. In the event that, as a condition for IMS becoming a public company or being acquired by or merging with a public company, it is necessary that IMS re-acquire another Member's ownership interest in Company as part of a re-acquisition of all minority interests in its affiliated network businesses, said Member and IMS hereby agree to negotiate in good faith to permit the repurchase of said Member's ownership interest in Company, payable in cash, marketable securities or other forms of payment, in an amount and under terms and conditions that are acceptable to said Member and IMS.

          9.10. Other. Additional responsibilities or duties of the Members, other than as described in this Agreement, shall be subject to their mutual approval.

     10.  Dissolution and Liquidation.

          10.1.  Events of Dissolution.

               10.1.1. The Company shall be terminated and dissolved upon the earlier to occur of the following:

               (i) in the event a Member shall be in material breach of this Agreement, in addition to such other remedies as may be available to the non-defaulting Member under law, upon the election of such non-defaulting Member after written notice of said material breach to the breaching Member, which breach remains uncured for sixty (60) days after written notice of such breach;

               (ii) upon the dissolution and commencement of winding up of either Member or upon either an adjudication of either Member or Company as bankrupt or insolvent, or upon the filing by either Member or Company of any petition under any chapter of the United States Bankruptcy Code or any other present or future applicable federal, state or other statute or law regarding bankruptcy, insolvency or other relief for debtors, or either Member's or Company's seeking, or consenting to, or acquiescing in, the appointment of any trustee, receiver or liquidator of itself or of all, or any substantial portion of, its property or, in the case of a Member, its interest in Company, subject to the provisions of Section 10.2;

               (iii) upon the unanimous consent of the Members;

               (iv) the expiration of the term of Company, which is thirty (30) years from the date of organization of Company; or

               (v) any other act causing a dissolution under the Colorado Limited Liability Company Act.

          10.1.2. Dissolution of Company shall be effective on the day on which the event occurs giving rise to the dissolution, but Company shall not terminate until the assets of Company shall have been distributed as provided herein. Notwithstanding the dissolution of Company, prior to the termination of Company as aforesaid, the business of Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

          10.2.  Continuation of Business of Company.

          10.2.1. In the event of a threat of, or actual, bankruptcy or other insolvency of Company as described in Section 10.1.1 (ii), and if the Members elect not to do so collectively, then any Member may elect to take such actions as may be appropriate to cure the conditions causing said event.

          10.2.2. Notwithstanding anything to the contrary in this Agreement, upon any dissolution under either Section 10.1.1 (ii) or (v), and if the non-insolvent Members elect not to do so collectively, BCBSM may, at its sole election, unless BCBSM is then insolvent, elect, in writing within sixty (60) days of the event, to acquire and continue the business of Company. Upon such election, and if IMS is an insolvent Member, BCBSM shall assume control of Company, shall within thirty (30) days replace IMS under the Management Services Agreement, and within 180 days after such date shall pay to IMS all amounts to which IMS would have been entitled had the parties agreed to liquidate Company and had disposed of its assets and its business at fair market value.

          10.2.3. Any disputes under this Section 10.2 shall be resolved by binding arbitration under terms and conditions acceptable to the Members.

          10.3. Liquidation of Assets. Upon dissolution, the Board shall liquidate the assets of Company, and apply and distribute the proceeds thereof as contemplated by this Agreement.

          10.4.  Distributions Upon Liquidation.

          10.4.1. After payment of liabilities owing to creditors, the Board shall set up such reserves as it deems reasonably necessary for any contingent or unforeseen liabilities or obligations of Company. Said reserves may be paid over by Board to a bank to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Board may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth below.

          10.4.2. After paying such liabilities and providing for such reserves, the Board shall cause the remaining net assets of Company to be distributed to the Members in respect of the positive balances in their capital accounts in compliance with Treasury Regulations Section 1.704-l(b)(2)(ii)(b)(2), and if any Member's capital account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year in which such liquidation occurs), such Member shall contribute to the capital of Company the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(3)

          10.5. Valuations. For the purposes of valuing the assets of Company for distribution as contemplated herein, Company's assets shall be deemed to be sold at their fair market value and the resulting profits and losses shall be allocated to the Members capital accounts in accordance with Section 6 hereof.

          10.6. No Recourse. No Member shall have recourse against another if the assets of Company or the proceeds received by Company upon liquidation are insufficient to return the positive balance in their capital account, except as is provided in Section 9.8 herein.

          10.7. Information Concerning Liquidation. Each Member shall be furnished with a statement prepared by the Board setting forth the assets and liabilities of Company on the date of complete liquidation. Members shall cease to be such, and the Board shall cause to be executed, acknowledged and filed, in duplicate, with the appropriate Secretary of State, a Certificate of Cancellation of Company.

     11. Mutual Representations and Warranties. Each Member, for itself alone, warrants and represents that:

          11.1. Content of Agreement. Each has carefully read and understands the content of this Agreement.

          11.2. Financial Risks. Each understands the financial risks involved in this investment, which could result in a substantial or complete loss of its investment. Each can assume a high degree of risk in making such an investment and can afford the loss of its entire investment.

          11.3. Reliance on Own Counsel. Each, in evaluating the merits of an investment in Company has performed its own due diligence and has relied, to the extent each deems necessary, on the advice of its own personal accountant and tax and legal counsel. Each acknowledges.that neither Company nor its counsel has provided any tax opinion or other legal advice in connection with this offering.

          11.4. Business and Financial Experience. Each, by reason of their business and financial experience or the business and financial experience of their professional advisors who are unaffiliated with Company, believe that they have the capacity to protect their own interests in connection with this offering.

          11.5. Due Organization and Authority. Each is duly organized, validly existing and in good standing in the state of its incorporation and possesses all necessary powers and authority to enter into this Agreement.

          11.6. Disclosure. Each has not knowingly failed to disclose to the other any and all facts known to it that it knows or reasonably should know would render false any material statement, or statement of material fact, in any representation or warranty made by it in this Agreement. No representation or warranty made by each Member contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements not misleading.

     12. Representations and Warranties of IMS. IMS represents and warrants that:

          12.1. Company Covenants. IMS, to the extent it has the authority to do so as majority owner of Company, and by virtue of its Management Services Agreement with Company, shall assure that Company performs and observes all of the covenants and provisions set forth in Section 13.

          12.2. Company Representations and Warranties. IMS, to the extent it has the authority to do so as majority owner of Company, and by virtue of its Management Services Agreement with Company, hereby represents and warrants on behalf of Company that both before, and/or upon as the case may be, Company's registrations and qualifications as set forth in Sections 3.1 and 3.2.

          12.2.1. Organization and Standing of Company. Company is a duly organized and validly existing limited liability company in good standing under the laws of the State of Colorado and has all requisite corporate power and authority for the ownership and operations of its properties and for the carrying on of its business as now conducted or as now proposed to be conducted. Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in Minnesota.

          12.2.2. Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of Company, threatened against Company. Company is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, which default would have a material adverse effect on the business, operations, management or financial condition of Company. There are no actions or proceedings pending or, to the knowledge of Company, threatened which might result, either in any case or in the aggregate, in any material adverse change in the business, operations, management, affairs or condition of Company or in any of its properties or assets, or which might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto or thereto.

          12.2.3. Compliance with Other Instruments. Company is in compliance in all respects with the terms and provisions of this Agreement and of its charter and Bylaws, as amended, and in all material respects with the terms and provisions of all mortgages, indentures, leases, agreements and other instruments by which it is bound or to which it or any of its properties or assets are subject, the noncompliance with which would have a material adverse effect on the business, assets, operations or financial condition of Company. Neither the execution, issuance and delivery of this Agreement, or the Shares, nor the consummation of any transaction contemplated hereby or thereby, has constituted or resulted in or will constitute or result in a material default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations.

          Company owns or has a valid right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights (collectively, the "Proprietary Rights") being used to conduct its business as now operated or proposed to be operated; and to the best of its knowledge, Company owns or has a valid right to use the Proprietary Rights to conduct its business as now proposed to be operated. To Company's knowledge, the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with or infringe upon patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of others. No claim is pending or, to the best knowledge of Company, threatened against Company to the effect that any Proprietary Right owned or licensed by Company, or which Company otherwise has the right to use, is invalid or unenforceable by Company.

          12.2.4. Financial Information. The financial statements of Company, as attached hereto as Exhibit Z, present fairly and accurately the financial condition of Company. If Company has yet to start business and has no financials to report, the Exhibit Z is to be designated as none.

          12.2.5. Absence of Certain Developments. Company warrants that it has never had involvement with respect to any: (i) declaration, setting aside or payment of any dividends or other distribution with respect to the capital stock of Company, (ii) loss, destruction or damage to any property of Company, whether or not insured, which loss would have a material adverse affect on Company,
(iii) labor trouble involving Company or any material change in its personnel or the terms and conditions of employment, (iv) acquisition or disposition of any material assets (or any contract or arrangement therefor), or any other material transaction by Company otherwise than for fair value in the ordinary course of business, (v) borrowing of any amount not in the ordinary course of business or creation of any mortgage or lien upon any of its assets or properties, (vi) change of accounting methods or practices (including without limitation, any change in depreciation or amortization policies or rates), (vii) receipt of notice from any customer, supplier, vendor, governmental authority or any other person or entity which could reasonably be expected to have, give rise to or result in a material adverse effect upon the properties, assets, revenues, business, operations, financial condition or prospects of the business; (viii) declaration or payment of cash or assets to any shareholders or officers of Company other than has been specifically disclosed or is in the ordinary course of business, or (ix) any transaction not in the ordinary course of business.

          12.2.6. Taxes. Company has accurately prepared and timely filed all tax returns, whether Federal, state, county or local, required by law to be filed by it, and Company has paid (or made provision for payment of), all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including without limitation, all taxes which Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which Company has become obligated pursuant to elections made by Company in accordance with generally accepted practices have been paid and adequate reserves have been established for all taxes accrued but not yet payable. The Federal income tax returns of Company have never been audited by the Internal Revenue Service. No deficiency or assessment with respect to, or proposed adjustment of, Company's Federal, state, county or local taxes is pending or, to the best of Company's knowledge, threatened. There is no tax lien, whether imposed by any Federal, state, county or local taxing authority, outstanding against the assets, properties or business of Company.

          12.2.7. Transactions with Affiliates. No stockholder, officer or director of Company or any "Affiliate" or associate" of such Persons (as such terms are defined in the rules and regulations promulgated under the Securities
Act) (herein, a "Related Party") is a party to any material transaction with Company, including, without limitation, any contract, agreement or other arrangement providing for the rental of real or personal property from, or otherwise requiring payments to, any Related Party, including IMS and its officers and directors, except as follows: None.

          12.2.8. Investments in Other Persons. Company has not made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance, nor does Company own any capital stock assets comprising the business of, obligations of, or any interest in, any Person, including any joint venture, corporate partnership or other strategic alliance. Company has no Subsidiaries.

          12.2.9. Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Company for any commission, fee or other compensation as a finder or broker because of any act or omission by Company or any of its respective agents.

          12.2.10. Capitalization: Status of Capital Stock Company has a total authorized capitalization consisting of 100 shares of capital stock. All the outstanding shares of capital stock of Company have been duly authorized, are validly issued and are fully paid and non-assessable. The Shares, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully-paid and non-assessable.

          12.2.11. Insurance. Company presently carries insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are reasonable given the nature of Company's business.

          12.2.12. Other Agreements. Company is not a party to any written contract, obligation or commitment (or group of related agreements), involving the payment by or to Company of an amount in excess of $1,000; employment contract stock redemption or purchase agreements; agreement relating to the borrowing of money or the mortgaging of, or placing a security interest on, any asset of Company; distribution rights agreement, royalty agreement or license agreement under which Company is licensee; leases or real property or material amounts of personal property; pension, profit sharing, retirement or stock option plans. Company has in all material respects performed all the obligations required to be performed by it to date, under any of such contracts, agreements or leases. Company has no present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement.

          12.2.13. Compliance with Law. To the best of its 'knowledge, Company is in material compliance with all applicable federal, state or local laws, ordinances or regulations.

          12.2.14, Full Disclosure. No representation or warranty made by Company in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Company pursuant to this Agreement, and no statement, certificate or other documents or instrument furnished or to be furnished by or on behalf of Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading. Company has not knowingly failed to fully disclose to BCBSM any and al' facts and information known to it that Company knows or reasonably should know would render false any material statement, or statement of material fact, in any representation or warrant,v made by Company in this Agreement.

          12.2.15.  Miscellaneous.  IMS and Company warrant the following:

               (i) IMS will transfer the stock to BCBSM at the Closing free and clear of all liens, encumbrances and restrictions, excepting only those arising under or by reason of Company's Articles of Organization or Bylaws (including this Operating Agreement).

               (ii) IMS and Company have not granted any options or other rights to purchase all or any part of the stock to any third party.

               (iii) IMS and Company have the full power and authority to execute, deliver and perform this Agreement.

               (iv) This Agreement has been duly and validly authorized, executed and delivered by IMS and Company and constitutes the valid and legally binding obligation of IMS and Company, enforceable in accordance with its terms.

               (v) No consent, authorization or approval of, or exemption by, or filing with any governmental, public or regulatory body or authority is required in connection with (i) the execution, delivery and performance by IMS or Company of this Agreement, or (ii) the taking of any action herein contemplated.

          12.2.16. Survival of Representations and Warranties, The statements, representations, warranties, covenants and agreements of the parties as contained in this Agreement and in any instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement, and the transactions contemplated hereby, shall survive the Closing and the consummation of the transactions contemplated hereby.

     13.  Covenants of Company.

          13.1 Affirmative Covenants of Company IMS, to the extent it has the authority to do so as majority owner of Company, and by virtue of its Management Services Agreement with Company, hereby agrees that for so long as BCBSM owns the shares acquired by it under this Agreement, Company will perform and observe the following covenants and provisions, and will cause each subsidiary, if and when such subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such subsidiary:

          13.1.1 Payment of Taxes. Pay and discharge, and cause each subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attached thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of Company or any subsidiary, provided that neither Company nor the subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings.

          13.1.2. Maintenance of Insurance. Maintain, and cause each subsidiary to maintain, (i) insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Company or such subsidiary operates.

          13.1.3. Preservation of Corporate Existence. Preserve and maintain, and cause each subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and maintain qualified, and cause each subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties, except where the failure to be so qualified would not have a material adverse effect on the business, operations, assets or financial condition of Company and its subsidiaries, taken as a whole.

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

          13.1.4. Keeping of Records and Books of Account. Keep, and cause each subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of Company and any subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          13.1.5. Dealings with Affiliates. Other than ordinary and usual compensation arrangements, enter into any transaction, including, without limitation, and loans, leases, extensions of credit or royalty agreements with any officer or director of Company or any subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers or directors or members of their immediate families on terms not less favorable to Company or any subsidiary than it would obtain in a transaction between unrelated parties.

          13.1.6. Change in Nature of Business. Other than upon approval of the Members, make, or permit any subsidiary to make, any material change in the nature of its business as carried on at the date hereof or as contemplated in written materials or any business plan delivered to BCBSM prior to the date hereof. The addition of any new line of business representing 10% or less of gross sales shall not constitute a material change in the nature of Company's business.

          13.1.7. Reporting and Requirements. For so long as BCBSM owns all of the shares acquired by it under this Agreement, Company will furnish the following to BCBSM:

               (i) Quarterly Reports: Within forty-five (45) days following the end of each fiscal quarter a reasonably detailed income statement, balance sheet and cash flow statement as of the close of that quarter. Such financial statements may be unaudited and shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the addition of notes to such financial statements and to normal year-end adjustments made in the ordinary course of business.

               (ii) Annual Reports: Within ninety (90) days following the close of each fiscal year, an audited balance sheet as of the close of such fiscal year and audited statements of income, stockholders' equity and cash flows for the fiscal year then ended prepared in accordance with the generally accepted accounting principles consistently applied, together with notes thereto and the report thereon of Company's independent certified public account.

               (iii) Additional Financial Information: Such other financial or budget data as BCBSM may from time to time reasonably request.

               (iv) Written Reports: Promptly upon receipt or publication thereof, any written reports submitted to Company by independent public accountants in connection with an annual or interim audit of the books of Company and its subsidiaries made by such accounts or by consultants or other experts in connection with such accountant's, consultant's or other expert's review of Company's operations or industry.

     14.  Payment of Certain Expenses.

          14.1. Reimbursable Expenses. The Members agree to cause Company either to pay or reimburse each or either Member, as the case may be, only for such filing fees, costs, prepaid franchise taxes or other expenses directly incurred in organizing and registering Company as a limited liability company in good standing with the states of Colorado and Minnesota, and any county or local government department or agency necessary or convenient to the operation of Company as contemplated by this Agreement.

          14.2. Nonreimbursable Expenses. The Members agree that any and all other expenses incurred by each or either Member in organizing Company other than as is expressly set forth above and in the Management Services Agreement shall not be reimbursable by Company and shall be paid solely by the party incurring such expenses. Without limiting the generality of the foregoing, each party shall bear its own legal and accounting fees, travel, lodging, telephone and other out-of-pocket expenses involved in the negotiation, organization and formation of Company.

     15.  Confidentiality.

          15.1. Confidentiality. The Members acknowledge that after execution of this Agreement, the Members will each have access to certain confidential information and trade secrets which are proprietary to the other Member. Each party to this Agreement acknowledges that the unauthorized use of such information or the disclosure of any such information of the other party, or the disclosure of any such information, any part thereof belonging to the other party, to any unauthorized third party shall be injurious to the party whose confidential information and trade secrets are disclosed. Each party to this Agreement, on its own behalf and on behalf of its officers, directors and employees, by becoming a party to this Agreement, covenants and agrees that, except as authorized hereunder, they will not use or disclose to any unauthorized third party, information related to technology, clients, marketing, research and development or other tradec secrets or proprietary confidential information of the other party. Further, the Members agree to treat as confidential the terms and conditions of this Agreement. Further, the Members agree to treat as confidential all Company information such as client lists, pricing information and related data, and the Members acknowledge that unauthorized use of any such information would cause irreparable damage to Company.

          15.2. Enforcement by Injunction. The Members agree and acknowledge that irrevocable harm and damage will be sustained by the Member to whom the proprietary information and trade secrets belongs in the event that another Member or its officers, directors or employees violate or threatened to violate the provisions of this Section. In the event of such a breach or threatened breach, the Member seeking to enforce this Section shall be entitled to have an injunction issued by any court of competent jurisdiction enjoining and restraining such breach. The seeking of an injunction shall not preclude such Member from seeking such other remedies as may be available, including monetary damages.

          15.3. Enforcement by Injunction by Company. The Members further agree and acknowledge that irrevocable harm and damage would be sustained by Company in the event that any Member, its officers, directors or affiliates violate the provisions of this Section. In the event of a breach or threatened breach by any one or more Members, then any other Member, acting in the name and place of Company shall be entitled to have an injunction issued by any court of competent jurisdiction enjoining and restraining such breach. The seeking of an injunction shall not preclude any Member from seeking such other remedies as are available, including monetary damages.

     16. Intent Not to Compete. It is the intent of the Members to use their respective best efforts and good faith to position Company as the preferred entity for the use and sale of medical information network technology, services and arrangements within the Exclusive Territory, to provide access by Company to related technology which may be made available to any Member through acquisitions of or other relationships with other companies, and to wherever possible and reasonable provide Company with the opportunity to propose, develop and offer, or join with others in proposing, developing and offering, existing or new medical information network technology and services to healthcare persons and entities within the Exclusive Territory, in keeping with the purpose of Company and its business and marketing plans. Nothing in the foregoing shall deny any Member the right to independently or jointly make use of other medical information network technology, services and arrangements for their own enjoyment or requirements if it is in their respective best interests to do so, or to pursue the same if it is not in the scope of Company's business to provide the same.

     17. Disputes. In the event of any unresolvable dispute between the Members, the Members may, in addition to any other remedies available, elect to choose one of any of the following methods of resolution, said method to then be the deciding method for resolution in that instance.

          17.1. Binding Arbitration. The Members may agree to submit a dispute to binding arbitration, the terms and conditions of which shall be agreed to in advance by the Members.

          17.2.  Buy/Sell Agreement.

          17.2.1. Offerer's Right. At any time, a Member ("Offerer") may offer to purchase from the other Member ("Offeree"), all of the Offeree's ownership interest in Company at a price to be specified as an amount in dollars per one percent (1%) ownership interest. Such offer shall be in writing, and shall offer to pay to the Offeree the total amount then due in cash within thirty (30) days of acceptance by the Offeree and shall further provide that the Offeree shall have at least sixty (60) days to consider the offer.

          17.2.2. Offeree's Right. Within the period of the offers the Offeree shall have the right to elect either (i) to sell all of its ownership interest to the Offerer or (ii) to purchase from the Offerer all of the Offerer's ownership interest in Company at a purchase price equivalent to the Offerer's offer on a per one percent (1%) basis. On or before the expiration of the Offerer's offer, the Offeree shall indicate in writing whether it elects to sell all of its ownership interest in Company or to buy the ownership interest in Company owned by Offerer.

          17.2.3. Closing of Buy/Sell Transaction. The closing of a buy/sell transaction as described herein shall occur within thirty (30) days after the expiration of the Offerer's offer. The purchaser in the transaction shall pay to the seller at the closing an amount in cash equal to the purchase price per one percent (1%) ownership interest first specified in the Offerer's offer times the total percent ownership interest of the seller. Upon such payment, all interest in and to Company and its business and assets shall be owned by the purchaser and the seller shall have no further interest in any aspect of Company's business. If BCBSM is the purchaser under this provision, then either BCBSM or IMS shall have the right to terminate the Management Services Agreement between Company and IMS.

     18.  Miscellaneous.

          18.1. Time of Essence. The Members acknowledge and agree that time is of the essence in this Agreement.

          18.2. Confirmation by Company. The Members agree to take all action necessary and convenient to cause each member of the Board to confirm in writing that he/she has read and understood this Agreement, and that each member shall take appropriate action to cause the Company to comply with all of the relevant provisions of this Agreement.

          18.3. Notices. All notices required to be =given hereunder shall be given in writing and shall be personally delivered or deemed delivered if dispatched by certified mail, return receipt requested, postage prepaid, addressed to the Members as set forth in Section 3.9. A notice shall be deemed given on the date it is deposited in the mail in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

          18.4. Governing Law. This Agreement and all rights, duties and obligations hereunder shall be construed and interpreted in accordance with the laws of Colorado.

          18.5. Waiver. No waiver of any term, covenant or condition contained in this Agreement or failure to exercise a right or remedy shall be deemed to imply a further waiver of such term, covenant, right or remedy.

          18.6. Severability. Nothing contained in this Agreement shall be construed so as to require the commission of an act contrary to law and whenever there is any conflict between any provision of this Agreement and any present statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevaiL but in such event, the provisions of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law and to carry out the purposes of this Agreement.

          18.7. Binding Agreement. Subject to the restrictions on transfer and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the Members and their respective legal representatives, successors, transferees, and assigns. Whenever a reference is herein made to any party such reference shall be deemed to include a reference to the legal representatives, successors, transferees, and assigns of such party.

          18.8. Assignment. This Agreement shall not be assigned by any Member without the express prior written consent of the other Members, except that BCBSM may assign this Agreement to any BCBSM wholly owned affiliate.

          18.9. Headings. All headings and captions used herein are for convenience of reference only, and shall not be a part or affect the interpretation of this Agreement.

          18.10. Modification. This Agreement may be modified only upon execution of a written agreement signed by the Members.

          18.11. Entire Agreement. This Agreement and any exhibits specifically made a part hereof or referred to herein supersede all prior oral and written understandings and agreements between the parties. The parties acknowledge and agree that this Agreement and any exhibits specifically made a part hereof or referred to herein contain the entire agreement between the parties. No representations, promises, conditions or warranties with reference to the execution of this Agreement have been made or entered into between the parties other than as expressly stated herein. In the event of a conflict, the provisions of this Agreement will govern.

          18.12. Attorneys Fees. In the event of any suit under this Agreement, reasonable attorneys' fees and costs shall be awarded by the court to the prevailing party, to be included in any judgment recovered. In addition, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred in enforcing any judgment arising from a suit under this Agreement. This post-judgment attorneys' fees and costs provision shall be severable from the other provisions of this Agreement and shall survive any judgment on such suit and is not to be deemed merged into the judgment.

          18.13. Existing Agreement. IMS agrees to use its best efforts to administer, amend or terminate, as may be appropriate, the existing agreement between IMS and University of Minnesota Hospital and Clinic for the use of certain IMS software so as to protect the interests of BCBSM and Company contained herein and in the Network Services Agreement between IMS and BCBSM. Upon execution of this Agreement, IMS will promptly assign its agreement with UMHC to Company.

     19.  Conditions to BCBSM's Obligation to Purchase.

          19.1 Closing. In addition to any provisions under Section 4.2, the obligation of BCBSM to purchase and pay for the shares to be purchased by it at the Closing is subject to the following conditions:

          19.1.1. Representations and Warranties. Each of the representations and warranties of Company and IMS set forth herein shall be true, accurate and correct on the date of the Closing.

          19.1.2. Documentation at Closing. BCBSM shall have received prior to or at the closing all of the following materials, each in form and substance satisfactory to BCBSM and its counsel, or each of the following events shall have occurred prior to or simultaneous with the Closing:

               (i) Copies of all necessary documents from Company and IMS evidencing the approval of this Agreement, the issuance of the Shares and the other matters contemplated hereby, and a copy of the Bylaws of the Company, all of which have been certified by the Secretary or Assistant Secretary of the Company to be true, complete and correct in every particular.

               (ii) A favorable opinion of counsel.

               (iii) A certificate of the Secretary or an Assistant Secretary of Company which shall certify the names of the officers of Company authorized to sign this Agreement, the certificates for the shares and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Company or any of its officers, together with the true signatures of such officers. BCBSM may conclusively rely on such certificate until it shall receive a further certificate of the Secretary or an Assistant Secretary of Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

               (iv) A Certificate of the Secretary of State of the State of Colorado as to the due incorporation and good standing of IMS and a certificate of the Secretary of State of Minnesota demonstrating that Company has qualified to do business as a foreign limited liability company.

               (v) IMS and Company shall have entered into Software License Agreement and Management Services Agreement as of approximately the same date as this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

INTEGRATED MEDICAL SYSTEMS, INC.         BLUE CROSS AND BLUE SHIELD OF MINNESOTA



By /s/                                   By /s/
   -----------------------------            -----------------------------

Its  SENIOR VICE PRESIDENT               Its            CFO
   -----------------------------            -----------------------------

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